July 27, 2022 (revised as of 8/19/2022)

PERSONAL AND CONFIDENTIAL

Doug Jones

Re:Transition Agreement and General Release

Dear Doug:

This Transition Agreement and General Release (“Agreement”) sets forth the terms of your transition of role and separation of employment with MSC Industrial Direct Co., Inc. (the Company”).

1. Your last day of active employment with the Company will be December 31, 2023 (the “Termination Date”). The following are the specific terms of this agreement:

a. You will remain in your current role through March 1, 2023. You will remain employed by the Company in your current title and you will be expected to perform your normal duties to the Company in accordance with established performance standards. You will be eligible for the annual merit review and in accordance with MSC’s bonus plan you will be eligible to receive a bonus, which would be paid during November 2022, if a bonus payout is approved by the MSC Board of Directors. If an equity grant is awarded by the Board during November 2022, you will not receive shares, but you will receive the cash value of 50% of your target equity amount, which is equal to $275,000.

b. On March 1, 2023, and through December 31, 2023, your role will transition to Executive Advisor, Supply Chain reporting to Erik Gershwind, MSC Chief Executive Officer. Your salary for this role will be fifty percent of your annual salary as of February 28, 2023 (currently $217,886.37, subject to change with merit review).  During this period you will retain eligibility for health benefits, bonus plan, and applicable vesting of equity.  Any bonus payment will be based upon your salary on the date the bonus is calculated.  No additional equity shares or cash equivalents will be awarded in 2023.

c. You will continue to be covered by MSC’s Directors & Officers insurance policy, as applicable, for any issues that may arise in the future related to your time as an officer of the Company or any duties or responsibilities, as deemed covered, while in your role as Executive Advisor, Supply Chain.

d. If the company should experience an event that would trigger the Change in Control Plan, before the transition date of March 1, 2023, you will receive the benefits provided under the Change in Control Plan the Company has in place.

e. You understand that, except as provided in this Agreement or as required by applicable law (such as COBRA), as of the Termination Date, all compensation and benefits you were receiving as an employee of the Company shall cease.  You agree that from and after the Termination Date, you shall no longer be, and shall not hold yourself out as, an employee,  or agent of the Company or any of affiliates.

2. You acknowledge that the payments and benefits described in paragraph 2 above are in lieu of and in full satisfaction of any amounts that might otherwise be payable to you under any contract, plan, policy, arrangement or practice, past or present, of the Company or any of its affiliates, including but not limited to any other severance plan, policy or practice of the Company, any employment agreement or offer letter, bonus, incentive, compensation plan or program or any other form of additional compensation, allowances and/or perks.  Except as expressly set forth above or as required under applicable law, you shall not be eligible to actively participate in or accrue any additional benefits under any employee benefit plans or compensation arrangements of the Company or any of its affiliates after your Termination Date.

3. In consideration of the Company’s obligations set forth in this Agreement, including, but not limited to, the payments and arrangements described in paragraph 2, you voluntarily, knowingly and willingly release and forever discharge the Company, its affiliates, its employee benefit plans and all of the foregoing’s  respective present or former officers, directors, partners, shareholders, employees, agents, trustees and administrators, and each of their predecessors, successors and assigns, (collectively, the “Releasees”) from any and all rights, claims, causes of action, charges, demands, damages and liabilities of every kind whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), which you or your executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “Release”).  This Release includes, but is not limited to, any Claims relating in any way to your employment with the Company or any of the Releasees, or the termination of your employment, including, but not limited to, Claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, any Claims arising under any other applicable federal, state or local statute and any Claims for retaliation; provided, however, that nothing in this Release shall impair any vested retirement or 401(k) benefits you may have as of your Termination Date, any rights with respect to COBRA continuation coverage under any group health plan of the Company, any rights you may have with respect to awards made to you under the Company’s 2005 or 2015 Omnibus Incentive Plans, any claims to require the Company to honor its commitments set forth in this Agreement, or any claims to interpret or to determine the scope, meaning or effect of this Agreement.  Notwithstanding the foregoing, the definition of “Claims” hereunder shall not include any claim under unemployment or workers’ compensation laws or any claim that cannot, as a matter of law, be released by private agreement.

4. You hereby represent and warrant that you have not filed or caused to be filed any complaints, charges, or lawsuits against the Company or any of the other Releasees, and that no such complaints, charges or lawsuits are pending.

5. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission ("Government Agencies").  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.  However, by signing this Agreement, you hereby waive the right to recover damages in any proceeding you may bring before any of the Government Agencies in any proceeding that may be commenced on your behalf, and you further represent that you will not seek or be entitled to any personal recovery (other than an award for information provided) in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

6. You agree that in the course of your employment with the Company you have had access to confidential and proprietary information (“Confidential Information”) relating to the Company and its affiliates, their respective businesses, customers, clients and suppliers that is not publicly known outside the Company and which is integral to the operations and success of the Company, and that such Confidential Information has been disclosed to you in confidence and only for the use of the Company.  You understand and agree that (a) you will keep such Confidential Information confidential at all times after your employment with the Company, (b) you will not make use of such Confidential Information on your own behalf, or on behalf of any third party, and (c) you have returned any and all copies, duplicates, reproductions, or excerpts of such Confidential Information within your possession, custody, or control.

7. You agree to keep the terms of this Agreement confidential and not to disclose the Agreement or the terms thereof to any person, except (a) to your immediate family members and as may be required for obtaining legal or tax advice; or (b) as may be required by law or in any proceeding to enforce this Agreement.  In the case of any disclosure to immediate family members or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality and you shall be responsible for any breach of such confidentiality obligations on the part of any such person to the same extent as if you had breached such confidentiality obligations on your own.

8. All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into your possession or been created, produced, reproduced or utilized by the Company, or its parents, subsidiaries or affiliates or by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its parents, subsidiaries or affiliates, as applicable.  You agree that you will return all such Property to the Company on or before your Termination Date, including but not limited to Company-owned equipment (including computers, laptops, printers, cell phones, smart phones, i-pads and blackberries), company cars, office, desk and file cabinet keys, any Company corporate credit card, identification/passcards, and other Company property including files, customer data, pricing and other financial information, formulas, papers, data, lists, charts, photographs, computer records or disks relating in any manner to the business activities of the Company and its affiliates.

9. You agree not to disparage or otherwise impugn the business or management of the Company or any of its affiliates, or any of their respective officers, directors, agents, representatives, or employees.  You further agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or any of its affiliates, or the personal or business reputations of any of their respective officers, directors, agents, representatives, or employees, or of interfering with, impairing or disrupting the normal operations of the Company or any of its affiliates.

10. You agree to cooperate fully, completely, with the Company and its affiliates (a) concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein, and (b) without the necessity of subpoena or other compulsion to assist the Company and its affiliates in the prosecution or defense of any and all investigations, lawsuits, administrative charges, actions, claims, demands, or other causes of action brought by or against any Company Group, including governmental agencies, and arising out of events that are alleged to have occurred during, or which relate to, your employment with the Company. In the event it appears travel may be necessary as a part of subsections (a) and (b) above the Company will make every effort to avoid the need for you to travel and if that is not possible will work with you to provide as much advance notice as possible with as little disruption to your schedule.  The Company agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your performance of obligations pursuant to this paragraph for which you have obtained prior, written approval from the Company.

11. The Company advises you to consult with an attorney of your choice prior to signing this Agreement.  You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release in paragraph 4 above, with an attorney of your choice should you so desire.  You also understand and agree that the Company is under no obligation to offer you the payments set forth above, that you are under no obligation to consent to the Release set forth in paragraph 4 above and that you have entered into this Agreement freely and voluntarily.

12. You have thirty-one  (31) days from August 9,  2022, to consider the terms of this Agreement.  Furthermore, once you have signed this Agreement, you have seven (7) additional days from the date you sign it to revoke your consent to the Release by delivering (by hand or overnight courier) written notice of revocation, signed by you and delivered to the Company (c/o Brian McKay, Director Associate & Labor Relations, MSC Industrial Direct Co., Inc.,  525 Harbour Place Drive Davidson, North Carolina 28036) no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  The Agreement will not become effective until the eighth (8th) day after the date you have signed it and returned it to Brian McKay, assuming that you have not revoked your consent during such time (the “Effective Date”).  You acknowledge and agree that, in the event you do not sign this Agreement within the thirty-one (31) day period or you revoke this Agreement during the revocation period, it shall have no force or effect, and you shall have no right to receive any of the payments or benefits provided for in paragraph 2 above, other than base salary or wages earned through your last day of employment and accrued by unused vacation pay.

13. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.  This Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.  To the extent not governed by federal law, this Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of New York, without reference to its choice of law rules.  The Company’s offer to you of this Agreement is not intended to, and shall not be construed as, any admission of liability or of any improper conduct on the part of the Company or any of the Releasees.

14. The terms described in this Agreement sets forth our entire agreement and understanding and supersede all prior agreements, arrangements and understandings, written or oral, between us, pertaining to the subject matter hereof. Notwithstanding the foregoing, you agree to continue to abide by and comply with the terms and conditions set forth in the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement that you previously executed with the Company, and which shall survive execution of this Agreement.

15. The parties agree to waive any right to a trial by jury regarding any dispute, claim or cause of action arising out of, concerning, or related to, your employment, your termination of employment, or this Agreement.  This Agreement shall be construed in accordance with the laws of the State of New York without regard to any state’s conflict of law provisions.  If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held in any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law.  The invalidity or unenforceability of any provision of this Agreement, however, shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

16. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to provide exemption from Section 409A of the Code.  Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).  To the extent that any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  All payments constituting deferred compensation subject to Section 409A of the Code that are to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

Please contact Beth Bledsoe (704) 987-5546 if you have any questions about this Agreement or the Plan.

If the foregoing sets forth our agreement, as you understand it and consent to it, please sign the annexed copy of this Agreement and return it to me no later than September 8, 2022.  This Agreement may be signed prior to your Termination Date.

Very truly yours,

_______/s/ Beth Bledsoe____________________

Beth Bledsoe

Chief People Officer

THIS AGREEMENT INCLUDES A RELEASE AND WAIVER OF ANY AND ALL CLAIMS THROUGH THE DATE YOU SIGN THIS AGREEMENT.  ACCEPTANCE OF THE SEVERANCE PAYMENT DESCRIBED IN PARAGRAPH 2 ABOVE SHALL ALSO CONSTITUTE A RELEASE AND WAIVER OF ANY AND ALL CLAIMS ARISING FROM AND AFTER THE NOTICE DATE THROUGH THE TERMINATION DATE

Agreed to and Accepted:

_______/s/ Doug Jones______________________

Doug Jones

_______09/07/2022_________________________

           Dated